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                                                                      Exhibit 99


         PRESS RELEASE OF GLOBAL CROSSING LTD., DATED JANUARY 10, 2001


Global Crossing Completes Sale of GlobalCenter to Exodus

-- Global Crossing receives 108.2 million Exodus shares, representing a 20% equity interest in Exodus.

HAMILTON, Bermuda--(BUSINESS WIRE)--Jan. 10, 2001-- -- Exodus to purchase at least 50% of all future network capacity needs outside of Asia from Global Crossing.

-- Exodus and Asia Global Crossing form joint venture in Asia, with the intent that at least 67% of venture's networking needs are to be purchased from Asia Global Crossing.

-- Tom Casey, Chief Executive Officer of Global Crossing, to join Exodus Board of Directors.

Global Crossing Ltd., which provides integrated telecommunications solutions over the world's most extensive global IP-based fiber optic network, today announced that it has completed the previously announced sale of its GlobalCenter web hosting subsidiary to Exodus Communications (Nasdaq:EXDS - news).

Under the terms of the agreement, Global Crossing received 108.2 million Exodus common shares, representing an approximately 20% equity interest in Exodus. Tom Casey, Chief Executive Officer of Global Crossing, will also join the Board of Directors of Exodus.

As part of the transaction, Exodus has committed to a 10-year network services agreement under which it will purchase from Global Crossing 50% or more of all of its future network capacity needs outside of Asia. Exodus and Global Crossing have also entered into a long-term global marketing services agreement under which Global Crossing will offer and co-brand Exodus' web hosting services to its customers.

In addition, Exodus and Asia Global Crossing have formed a joint venture to provide complex web hosting and managed services in Asia. Exodus owns 67% of the venture and Asia Global Crossing owns 33%. Both companies intend to contribute all their Asian region web hosting assets to the joint venture and Asia Global Crossing will be the primary network provider, and the parties intend that Asia Global Crossing supply at least 67% of the new venture's networking needs.

Tom Casey, Chief Executive Officer of Global Crossing, said, "The Exodus/GlobalCenter combination creates a web hosting leader of unparalleled scale, scope and global reach. Exodus' commitment to use Global Crossing as its primary network provider worldwide will provide Global Crossing with a major long-term revenue source that we believe will generate at least $4-5 billion in revenues over the next decade. In addition, under our joint marketing agreement, Global Crossing will now be able to offer our customers Exodus' significantly enhanced portfolio
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of mission-critical complex web hosting services along with our own sophisticated data and IP service offerings. We look forward to a close working relationship."

About Global Crossing

Global Crossing Ltd. provides integrated telecommunications solutions over the world's most extensive global IP-based fiber optic network, which will have more than 100,000 route miles, reaching five continents, 27 countries and more than 200 major cities by mid-2001. Global Crossing serves many of the world's largest corporations, providing a full range of managed data and voice products and services. Global Crossing operates throughout the Americas, Europe, and Pacific region, and provides services in Asia through its subsidiary, Asia Global Crossing. For more information, please visit www.globalcrossing.com or www.asiaglobalcrossing.com.

Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.